Exhibit 10.30

SEPARATION AGREEMENT

AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into effective as of the 2nd day of September, 2009, by and between Ronald J. Kanterman (“Executive”) and KV Pharmaceutical Company, a Delaware corporation (the “Company” or “KV”, and, together with Executive, the “Parties”).

RECITALS

WHEREAS, Executive has been employed by the Company as Vice President, Chief Financial Officer, and Treasurer of the Company pursuant to the Employment and Confidential Information Agreement, dated January 26, 2004, as amended March 23, 2008 (the “Employment Agreement”);

WHEREAS, Executive tendered his resignation on September 2, 2009 (i) as Vice President, Chief Financial Officer and Treasurer of KV, (ii) from all other officer, committee, and employee positions with KV and each of its affiliates and (iii) as KV’s representative to any corporate, industry or trade association, or their boards (his “Resignation”), and the Company has accepted Executive’s Resignation, and, in connection with such termination, settle any and all related agreements between the Executive and the Company and their affiliates (the “Parties”) in the manner set forth herein;

WHEREAS, The Company in part is entering into this Agreement in recognition of the positive contributions made by Executive as Vice President, Chief Financial Officer, and Treasurer of the Company; and in part because Executive will provide services to the Company on a prospective basis;

WHEREAS, The Company and the Executive have entered into a separate Indemnification Agreement dated October 24, 2008, which is and remains in effect;

WHEREAS, The Company and the Executive have entered into a separate Consulting Agreement of even date herewith, pursuant to which Executive has become a consultant to the Company at an annual compensation rate equal to his final salary at the Company; and,

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree and promise as follows:

1.	TERMINATION. Executive’s Resignation is effective as of September 2, 2009 (the “Separation Date”). The period from the Separation Date through and including September 2, 2010 is hereinafter referred to as the “Consulting Period.”

2.	PAYMENTS.

a.	The Company shall immediately pay to Executive an amount equal to three weeks and three days of accrued but unpaid vacation pay due on September 2, 2009. At the same time, or as soon as practicable thereafter, the Company shall pay to Executive an amount equal to any unpaid expense reimbursements due to Executive (subject, however, to Executive’s obligation to provide adequate documentation of such expenses in the normal course). All of Executive’s expenses were submitted current through September 3, 2009.

b.	With respect to any benefits or rights that Executive has accrued or earned under any of the Company’s employee benefit plans as of the Separation Date, Executive shall be entitled to such benefits pursuant to the terms of such plans.

3.	TERMINATION BENEFITS. Subject to Executive abiding by the terms of this Agreement and in consideration of Executive’s release of claims and Executive’s other covenants and agreements contained herein, Executive shall be entitled to the following benefits:

a.	The Company shall enter into a Consulting Agreement with Executive at an annual compensation rate equal to his final annual salary, payable in equal monthly installments as more fully set out therein.

b.	The Company shall pay Executive the additional sum of Forty Thousand Dollars ($40,000), representing the Retention Bonus to which Executive would have become entitled had his employment continued. It shall be payable on 30 June 2010, and upon the condition that the Executive satisfactorily performs his duties under this Agreement, the Consulting Agreement, and Company’s policies; the approval for payment of this sum shall not be unreasonably withheld;

c.	The Company shall continue to provide, or cause its affiliates to provide, health (including medical, vision and dental), life, and disability insurance to Executive and his family on terms and conditions available to the executive officers of the Company through the Consulting Period (which terms and conditions may change as and when the terms of any applicable plan change).

d.	Except as set forth in this Agreement, and with respect to any benefits or rights under any of the Company’s “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Executive acknowledges and agrees that he is not entitled to receive any other compensation or benefits of any sort from the Company or any of its plans, direct or indirect subsidiaries, or other entities controlled by the Company, including, without limitation, salary, vacation, bonuses, annual incentives, stock options, short-term or long-term disability benefits.

4.	SETTLEMENT OF EQUITY BASED AWARDS. Executive waives any and all right to stock options held by Executive immediately prior to the Separation Date. In lieu thereof Executive shall receive a payment of $50,000] (“Initial Payment”) plus an additional payment (the “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes, including federal, state, local, foreign and employment taxes, (collectively the “Taxes”) imposed on the Initial Payment and Gross-Up Payment, the Executive retains an amount equal to the Initial Payment. The Gross-Up Payment shall be made at the same time as the Initial Payment, and the amount of applicable Taxes shall be based on the assumption that Executive pays taxes at the highest applicable marginal rate, and shall not be later adjusted. The determination of the Company as to the amount of the Gross-Up Payment shall be final and conclusive and binding on the Executive and his beneficiaries, successors and assigns.

5.	COMPENSATION AS A DIRECTOR. Executive shall waive all cash compensation as a member of the Board to which he is entitled during the period of his Board service from September 2, 2009 until the date this Agreement is executed, as provided in the directors’ compensation plan. Executive shall resign from the Board effective as of the date this Agreement is executed.

6.	INDEMNITY. The Company and the Executive have entered into a separate Indemnification Agreement dated October 24, 2008, which is and will remain in effect. The existing rights of the Executive with regard to indemnification, advancement of expenses, insurance, and exculpation from liability as described in the October 24, 2008 Indemnification Agreement are unaffected by this Agreement.

7.	COMPLETE RELEASE. The Parties intend to release and discharge each other from any and all claims they have or may have one against the other, and that such releases and discharges extend to themselves and to the Released Parties, as defined below. Therefore, the Parties agree:

a.	For purposes of this Agreement, the “Released Parties” of Executive are Executive and his heirs, successors, assigns and attorneys, and the “Released Parties” of the Company are the Company and all related and affiliated entities of the Company (including corporations, limited liability companies, partnerships, and joint ventures) as well as, with respect to the Released Parties of the Company, each of their respective predecessors and successors, and past, present and future employees, officers, directors, stockholders, owners, partners, members, representatives, assigns, attorneys, agents, insurers, employee benefit programs and plans (and the trustees, administrators, fiduciaries, and insurers of such programs and/or plans), and any other persons acting by, through, under, or in concert with any of the foregoing identified Released Parties.

b.	Except as otherwise provided in this Agreement, the Executive voluntarily releases all claims, promises, causes of action, or similar rights of any type, whether known or unknown, unforeseen, unanticipated, unsuspected or latent he has or may have against the Released Parties of Company, and the Company voluntarily releases all claims, promises, causes of action, or similar rights of any type, whether known or unknown, unforeseen, unanticipated, unsuspected or latent it has or may have against the Released Parties of Executive.

c.	This release specifically extends to, without limitation, claims or causes of action for wrongful termination, failure by either Party to provide notice of termination pursuant to the Employment Agreement, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of any collective bargaining agreement, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Missouri Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, and other federal and state laws, including, but not limited to, the Civil Rights Act of 1964, as amended, the Sarbanes-Oxley Act of 2002, the Securities Act Of 1933, the Securities Exchange Act of 1934, any federal or state corporation or securities laws, the Fair Labor Standards Act, as amended, the National Labor Relations Act, as amended, the Labor-Management Relations Act, as amended, the Worker Retraining and Notification Act of 1988, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, ERISA, and the Age Discrimination in Employment Act of 1967, as amended.

d.	Notwithstanding the foregoing, the parties are not releasing or waving any right to enforce the terms of this Agreement.

e.	Executive understands that Executive is releasing claims of which Executive may not be aware. Likewise, the Company understands that it is releasing claims of which Company may not be aware. It is further understood and agreed that both Executive and Company are waiving all rights under any statute or common law principle which otherwise limit application of a general release to claims which the releasing party does not know or suspect to exist in his favor at the time of signing the release which, if known by him, would have materially affected his settlement with the party being released/releasee.

f.	Neither the Executive nor the Company, nor his or its respective heirs, successors, agents, representatives or attorneys has filed or caused to be filed any lawsuit, complaint, or charge with respect to any claim that such party/entity is releasing in this Agreement. Except as prohibited by law or public policy, each party promises never (i) to file or prosecute a lawsuit or complaint based on the claims released by it in this Agreement, or (ii) to seek any damages, remedies, or other relief for him or it by filing or prosecuting a claim or charge with any administrative, judicial, or other governmental body, or in any arbitration proceeding with respect to any claim released by such party/entity in this Agreement. Each Party hereto promises to request any governmental body or arbitration tribunal assuming jurisdiction of any such lawsuit, complaint, or charge to withdraw from the matter or dismiss the matter against any and all Released Parties with prejudice against it. Neither the Executive nor the Company has assigned or transferred any claim that it is releasing, nor has such party/entity purported to do so.

g.	Revocation Period. Executive acknowledges: (a) that Executive has hereby been advised in writing to consult with an attorney before signing this Release, and (b) that Executive has had at least twenty-one (21) days after receipt of this Release to consider whether to accept or reject this Release. Executive understands that Executive may sign this Release prior to the end of such twenty-one (21) day period, but is not required to do so. In addition, under ADEA, Executive has seven (7) days after Executive signs this Release to revoke it. Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) day period. If sent by mail, it is requested that it be sent by certified mail, return receipt.

8.	RETURN OF THE COMPANY’S DOCUMENTS AND PROPERTY. Executive agrees to return all records, documents, proposals, notes, lists, files, and any and all other materials including, without limitation, computerized and/or electronic information (collectively, “Information”) that refers, relates or otherwise pertains to the Company and its affiliates, and/or their respective partners, principals, officers, directors, stockholders, managers, employees, agents, representatives, or insurance companies, or their respective predecessors, successors or assigns at any time. In addition, Executive shall return to the Company all property or equipment of the Company that he has been issued during the course of his employment or which he otherwise currently possesses. At Executive’s expense, Executive shall deliver to the Company at its St. Louis offices immediately following the date hereof all of the Company’s Information and property and equipment that are in his possession. Executive is not authorized to retain any copies of any such Information in any format, whether physical or electronic. Notwithstanding the forgoing, KV acknowledges and consents to the retention, by the law firm of Dowd Bennet LLP, of such documents as are reasonably necessary for the defense of lawsuits arising from Executives’ prior employment with KV. Material so retained by counsel shall be returned when no longer required for pending or threatened litigation.

9.	CONFIDENTIALITY; NON-DISPARAGEMENT.

a.	Executive acknowledges and agrees that he is subject to the terms and conditions of the “Confidential Information” and “Publication” and “Right to Work Product” provisions set forth in Sections 6 – 8 of the Employment Agreement and agrees to continue to be bound by those terms and conditions in accordance therewith.

b.	The parties agree that their professional and personal reputations are important and should not be impaired by either party after this Agreement is executed. Executive therefore agrees to not make any oral or written communication to any person or entity which disparages, or has the effect of damaging the reputation of, or otherwise working in any way to the detriment of, the Company, its officers, shareholders, directors, or management. The Company agrees that it will likewise not make any oral or written communication to any person or entity which disparages, or has the effect of damaging the reputation of, or otherwise working in any way to the detriment of Executive’s professional or personal reputation.

c.	Nothing in Sections 6 – 8 of the Employment Agreement or this Section 9 shall prevent either Party from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings as required by law, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body or official related to alleged violations of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission, or in asserting, enforcing, prosecuting or defending any rights or claims of Company or Executive under this Agreement or otherwise.

d.	Confidentiality. Executive and his attorneys agree that they will keep this Separation Agreement confidential, and will not disclose any of the terms of this Separation Agreement, and any of the negotiations preceding or following it, to any third party, except (a) with the prior written consent of KV; (b) pursuant to an order or direction of court or agency or other governmental body having jurisdiction to issue such order; (c) to tax advisors or accounting professionals themselves bound by ethical restraints of confidentiality; (e) to counsel from the firm of Dowd Bennett, LLP, or (d) as may be necessary for the Parties to establish or enforce rights under this agreement. Executive and his attorneys warrant that as of the execution of this document, they have no recollection of having made any disclosures which would have violated this provision had it been in force as of September 2, 2009. This confidentiality provision is a material provision of this agreement.

10.	COVENANT NOT TO COMPETE. Executive acknowledges and agrees that he is subject to the terms and conditions of the “Restrictive Covenants” provisions contained in the Employment Agreement and agrees to continue to be bound by those terms and conditions until September 2, 2010, at which point Executive will be relieved of any and all Restrictive Covenants, including covenants to not compete. However, if the Company fails to pay a timely monthly payment to Executive pursuant to this Agreement, then Executive shall be immediately released from any and all Restrictive Covenants, including covenants not to compete.

11.	COOPERATION BY EXECUTIVE. Executive will cooperate in all reasonable respects with the Company and its affiliates in connection with any and all existing or future litigation, actions, investigations or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its affiliates or otherwise, to the extent the Company reasonably deems Executive’s cooperation necessary. Executive shall be promptly reimbursed for all reasonable out-of-pocket expenses incurred by him as a result of such cooperation, including, without limitation, his attorneys’ fees and expenses.

12.	NON-ADMISSION OF LIABILITY. Nothing in this Agreement shall be construed as an admission of liability by Executive, any member of the Company or any of the Released Parties; rather, Executive, the Company and the Released Parties are resolving all matters arising out of their employer-employee relationship and all other relationships between them, as to which the Released Parties and the Company and Executive each deny any liability.

13.	NECESSARY ACTIONS. The parties will take or cause to be taken such actions as are necessary to authorize, approve and take and/or carry out the actions contemplated by this Agreement.

14.	BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective heirs, administrators, representatives, executors, attorneys, successors and assigns.

15.	SEVERABILITY. While the provisions contained in this Agreement are considered by the Parties to be reasonable in all circumstances, it is recognized that some provisions may fail for technical reasons. Accordingly, it is hereby agreed and declared that if any of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of the Company, but would be valid if any particular restrictions or provisions were deleted or restricted or limited in a particular manner, then said provisions shall apply with any such deletions, restrictions, limitations, reductions, curtailments, or modifications as may be necessary to make them valid and effective, and the remaining provisions shall be unaffected thereby, so long as both parties obtain the essential benefits of this Agreement notwithstanding such deletions, restrictions, limitations, reductions, curtailments, or modifications.

16.	ENTIRE AGREEMENT; MODIFICATION. Except as set out herein, this Agreement constitutes the entire understanding among the Parties with respect to the matters set forth herein. This Agreement supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding the subject matter hereof.

17.	INTERPRETATION; GOVERNING LAW. This Agreement shall be construed as a whole according to its fair meaning and shall not be construed strictly for or against either Party. Any uncertainty or ambiguity shall not be construed against the drafter. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement. This Agreement shall be governed by and construed and enforced pursuant to the laws of the State of Missouri applicable to contracts made and entirely to be performed therein without regard to rules relating to conflicts of law.

18.	VOLUNTARY AGREEMENT; NO INDUCEMENTS. Each Party to this Agreement acknowledges and represents that he or it (a) has fully and carefully read this Agreement prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of his or its own choice as to the legal effect and meaning of each of the terms and conditions of this Agreement, and (c) is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement.

19.	EXPENSES. The Company shall pay Executive’s reasonably incurred expenses incurred in connection with any investigations and litigations as requested by the Company.

20.	NOTICES. Any notice or other communications required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered in person or transmitted by facsimile or similar means of recorded electronic communication to the relevant Party as follows:

a.	In the case of the Executive, to the address set forth below:

Ronald J. Kanterman
[Address intentionally omitted]
Telephone:	[Intentionally omitted]
E-Mail:	[Intentionally omitted]

with a copy to:

Edward L. Dowd, Jr.
Dowd Bennett LLP
7733 Forsyth Blvd., Suite 1410
Clayton, MO 63105
Telephone:	(314) 889-7311
Fax:	(314) 863-2111
Email:	edowd@dowdbennett.com

b.	In the case of KV to:

KV Pharmaceutical Company

1 Corporate Woods

Bridgeton, Missouri 63044

Attn: General Counsel

Telephone:  (314) 645-6600

Fax:  (314) 645-6732

With a Copy to:

Stephen H. Rovak

SONNENSCHEIN NATH & ROSENTHAL LLP

One Metropolitian Sq., Ste 3000

Saint Louis, Missouri 63102

314 259 5886

Fax:  314 259 5959

Any such notice or other communication shall be deemed to have been given and received on the day on which it is delivered or faxed (or, if day is not a business day or if the notice or other communication is not faxed during business hours, at the place of receipt, on the next following business day.) Any Party may change its address for the purposes of this Section by giving notice to the other parties in accordance with the foregoing.

IN WITNESS WHEREOF, the Parties have set their hand as of the date first written above.

EXECUTIVE

/s/ Ronald J. Kanterman
Ronald J. Kanterman

KV Pharmaceutical Company

/s/ David A. Van Vliet

Title:	Interim President/CEO

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